Exhibit 23.2

KPMG Channel Islands Limited	Telephone	+44 1534 888891
P.O. Box 453	Telefax	+44 1534 888892
37 Esplanade	Internet	www.kpmg.com/channelislands
St Helier
Jersey
Channel Islands
JE4 8WQ

The Directors

Atrium European Real Estate Limited

11-15 Seaton Place

St Helier

Jersey

May 31, 2016

Dear Sir or Madam,

Gazit Globe Ltd. Shelf Offering scheduled to be published 31 May 2016 (“the Shelf Offering”)

We hereby notify our consent to the incorporation (either directly or by reference) in the prospectus in respect of the Shelf Offering of our report, as set out below, on the financial statements of Atrium European Real Estate Limited ("the Company"):

1.	Auditor's report dated March 9, 2016 on the consolidated financial statements of the Company as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015.

Yours faithfully

/s/ KPMG Channel Islands Limited

KPMG Channel Islands Limited, a Jersey Company and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss entity.	Registered office: 37 Esplanade, St Helier, Jersey JE4 8WQ